ACSB    Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

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December 17, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re: Global Pharm Holdings Group, Inc. (Commission File Number: 0001439434)

Dear Sirs/Madams:

We have read Item 4.01 of  the Current Report on Form 8-K to be filed by Global Pharm Holdings Group, Inc. on December 17, 2010 regarding the change of auditors,  and have the following comments:

1. We agree with the statements made as they pertain to our firm.

2. We have no basis on which to agree or disagree with any other statements made in Item 4.01.

Yours truly,

/s/ Acqavella, Chiarelli, Shuster, Berkower & Co., LLP

Acqavella, Chiarelli, Shuster, Berkower & Co., LLP
New York, N.Y.